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                                                                    EXHIBIT 10.7





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                                   AGREEMENT
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       This agreement made and entered into by and between Chemi-Trol Chemical
Co., The Laborers' District Council of Ohio and Laborers' International Union, Local 480, 1205 West Perkins Ave., Sandusky, Ohio, hereafter collectively called the Union.

       This agreement takes effect March 1, 1996.

       Chemi-Trol Chemical Company recognizes and acknowledges that the Laborers' District Council of Ohio and Laborers' Local 480, Laborers' International Union of North America, AFL-CIO, are the sole representatives of all employees in the classifications of work under their jurisdiction covered by this Agreement, for the purposes of collective bargaining. The Union recognizes Chemi-Trol Chemical Company as the sole bargaining agent for those members they represent, in the 88 Counties of Ohio, and the Counties of Boone, Campbell and Kenton in Kentucky.

       Subject to the provisions and limitations of the National Labor Relations Act, as amended, all present employees who are members of the Union on the effective date of the Agreement shall continue their membership in the Union for the duration of this Agreement to the extent of paying admission fees and minimum monthly dues as uniformly required as a condition of acquiring or retaining membership in the Union. All employees who are not members of the Union and all persons who hereafter become employees shall become members of the Union on the eighth (8th) day following the effective date of this agreement, or the eighth (8th) day following their employment, whichever is later, and shall remain a member in good standing with the Union to the extent of paying admission fees and minimum monthly dues uniformly required as a condition of acquiring or retaining membership in the Union, whenever employed under and for the duration of this Agreement.

       Chemi-Trol Chemical Company will not discriminate in hiring of employees and will conform to laws with respect to hiring. It is understood Chemi-Trol Chemical Company shall have the right to reject any employee referred for hire by the Union for just cause. Any employee referred by the Union to Chemi-Trol Chemical Company at their request and then not put to work shall be paid reporting pay unless the employee is not capable or qualified to perform the work required.

       It is a condition of this Agreement, agreed to by both the Union and Chemi-Trol Chemical Company, to provide equal opportunity in employment for all qualified persons, and to prohibit discrimination in employment because of race, creed, color, sex, age or national origin. There shall be full compliance with all applicable Federal and State statutes, regulations, rules and orders of appropriate Federal or State agencies having jurisdiction over the subject matter of discrimination in employment.

       The Union may notify Chemi-Trol Chemical Company in writing of any default on the part of an employee to pay his admission or readmission fee and membership dues, and if the employee has not paid his admission or readmission fee and/or membership dues within three (3) days from the



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Page 2                            Agreement


receipt of written notice, Chemi-Trol Chemical Company shall discharge such employee, provided membership was available under the same terms and conditions generally applicable to other members. Further, all employees who fail to maintain their Union membership as above provided shall be discharged by Chemi-Trol Chemical Company.

       The Laborers' District Council of Ohio, Laborers' Local 480, and the Chemi-Trol Chemical Company, recognize the problems that drug and alcohol abuse have created and agree that the Employer may implement uniformly a drug and alcohol abuse prevention program that will work toward maintaining a safe work-place, free of drugs and alcohol.

       Possession of or Use of any narcotic drug as defined in Sec. 3719.01 of the Ohio Revised Code, or any barbiturate or amphetamine as defined in Sec. 3719.23, or any hallucinogen as defined in Sec. 3719.40, or any harmful intoxicant as defined in Sec. 3719.50, or any dangerous drug as defined in Sec. 4729.50, or any alcoholic beverage, especially beer, wine and whisky, upon or near the property, real or personal, including trucks or equipment of Chemi-Trol Chemical Company, by an employee or agent, shall be grounds for immediate dismissal.

       A urine drug screen and/or alcohol test shall be administered under the following circumstances:

       1. PRE-HIRE DRUG SCREENING - All potential employees of the Employer will be required to submit to a urine drug screen. Pre-hire drug screening will test for the presence of illegal drugs and substances only. This screen will not include an alcohol test.

       2. TESTING FOR CAUSE - All employees may be tested for cause under the following situations:

          A. A reasonable suspicion exists that the employee appears to be under the influence of illegal drugs or substances and/or alcohol.

          B. An employee incurs a work-related injury or illness which requires medical treatment or following a serious accident or incident in which safety precautions were violated, unusually careless acts were performed, or severe property damage was incurred. Continued screening in these circum stances will include a urine screen for illegal drugs and substances and may include an alcohol screen.

       Chemi-Trol Chemical Company agrees to pay prevailing wage rates and fringe benefits in areas where the wage rates have been stipulated in the contracts between Chemi-Trol Chemical Company and their customers. All fringe benefits will be paid directly to seasonal employees weekly. No time and a half will be paid on fringe benefits.



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       It was further agreed that Chemi-Trol Chemical Company will pay one (1)
man for driving equipment (at drive time rate), either from Gibsonburg, Ohio, to a job or from a job to Gibsonburg, Ohio, or between jobs, unless equipment is being used only to furnish transportation for employees. It was further agreed to pay driving time each work day as follows: EXAMPLE: Each man's prevailing wage rate time will start in the morning when he starts pavement markings. His prevailing wage rate time stops in the evening whenever he stops pavement markings. Driving or other time will be paid from the time he stops pavement markings. Driving or other time will be paid from the time he stops pavement markings or spraying and returns the equipment to the base of operation and completes all filling, either of chemical or paint. This will also apply to cleanup time for paint crews. The driving time or other time rate allowed will be $4.75 per hour. Drive time does not include coffee stops, time necessary for eating meals, etc.

       Chemi-Trol Chemical Company further agrees to pay two (2) hours show up time at the prevailing wage rate per day in the event no work could be accomplished due to inclement weather or equipment failure. In the case of equipment failure, if a piece of equipment is broken down for a period of longer than one (1) day, Chemi-Trol Chemical Company agrees to guarantee at lease four (4) hours work per day at the prevailing wage rate.

       Chemi-Trol Chemical Company further agrees to pay reasonable lodging expenses and four (4) hours show up time at the prevailing wage rate per day in the event no work could be accomplished due to inclement weather or equipment failure from December 1st thru March 1st, except south of the states of Missouri, Kentucky and Virginia.

       Overtime will be paid on the basis of work performed over forty (40) hours per week, however, show up time will be paid at straight time rate. The overtime pay will be based on the rate being paid for work time and rate being paid for drive time. EXAMPLE: A man has worked fifty (50) hours. In this particular week, the work performed over forty (40) hours constituted seven (7) hours at rate for which he would be paid at one and one-half (1-1/2) times the prevailing rate. Three (3) hours of time was comprised of drive time, which he would be paid at one and one-half (1-1/2) times the rate of $4.75 per hour or $7.13 per hour. So his overtime paid was seven (7) hours at one and one-half (1-1/2) time the prevailing rate, the three (3) hours at $7.13 per hour.

       All terms and conditions of this agreement, as amended, shall be effective as of the first (1) day of March, 1996, and shall remain in full force and effect until the Twenty Eighth (28) day of February, 1997, and shall continue to remain in full force and effect from year to year thereafter, unless either party notifies the other party in writing of its intention to amend, notify or terminate said Agreement at least sixty (60) days prior to expiration of this agreement.

       The above items were mutually agreed upon January 23, 1996.

LABORERS' INTERNATIONAL UNION                 CHEMI-TROL CHEMICAL COMPANY
LOCAL 480

By: /S/ CARL W. MAINES                        By: /S/ JAMES C. HERL
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                                              Gen. Mgr. Chemical Group
LABORERS' DISTRICT COUNCIL OF OHIO

By: /S/ DAVID A. DOMINICO
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